Exhibit 4.2

CABOT CORPORATION

Second Supplemental Indenture

Dated as of August 21, 2026

4.950% Notes due 2029

(Second Supplemental Indenture to the Indenture dated as of June 22, 2022)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE, dated as of August 21, 2026 (the “Second Supplemental Indenture”), between Cabot Corporation, a Delaware corporation (herein called the “Company”), and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”);

RECITALS:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of June 22, 2022 (the “Base Indenture”) providing for the issuance from time to time of the Company’s debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, Section 9.01(7) of the Base Indenture permits the Company and the Trustee to enter into an indenture supplemental to the Base Indenture to establish the form and terms of any series of Securities without notice to or consent of any Securityholder;

WHEREAS, Section 2.01 of the Base Indenture permits the form of Securities of any series to be established in an indenture supplemental to the Base Indenture;

WHEREAS, pursuant to Sections 2.01 and 2.03 of the Base Indenture, the Company desires to provide for the establishment of a new series of Securities under the Base Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Second Supplemental Indenture;

WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture, when executed and delivered, a valid agreement of the Company, in accordance with its terms, have been performed and filled;

NOW, THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Securities established by this Second Supplemental Indenture by the holders thereof (the “Holders”), it is mutually agreed, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01 Relation to Base Indenture. This Second Supplemental Indenture constitutes a part of the Base Indenture (the provisions of which, as modified by this Second Supplemental Indenture), shall apply to the series of Securities established by this Second Supplemental Indenture but shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series.

Section 1.02 Definitions. For all purposes of this Second Supplemental Indenture, the capitalized terms used herein (i) which are defined in this Section 1.02 have the respective meanings assigned hereto in this Section 1.02 and (ii) which are defined in the Base Indenture (and which are not defined in this Section 1.02) have the respective meanings assigned thereto in the Base Indenture. For all purposes of this Second Supplemental Indenture:

(a) Unless the context otherwise requires, any reference to an Article or Section refers to an Article or Section, as the case may be, of this Second Supplemental Indenture;

(b) The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(c) The terms defined in this Section 1.02(c) have the meanings assigned to them in this Section 1.02(c) and include the plural as well as the singular.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries;

(2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of the Company or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan), other than the Company or one of its subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of the Company’s Voting Stock representing more than 50% of the Company’s outstanding Voting Stock; provided that a merger shall not constitute a “change of control” under this definition if (i) the sole purpose of the merger is the reincorporation of the Company in another state and (ii) the shareholders and the number of shares of Voting Stock of the Company, measured by voting power and number of shares, owned by each of them immediately before and immediately following such merger are identical;

(3) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s outstanding Voting Stock immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

(4) for so long as any of the Existing Notes remain outstanding, during any period of 24 consecutive calendar months, the majority of the members of the Board of Directors shall no longer be composed of individuals (a) who were members of the Board of Directors on the first day of such period or (b) whose nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director) to the Board of Directors was approved by (i) individuals referred to in clause (a) above or (ii) other directors described in this clause (b), in each case collectively constituting, at the time of such nomination or election, at least a majority of the Board of Directors or, if directors are nominated by a committee of the Board of Directors, constituting at the time of such nomination, at least a majority of such committee; or

(5) the adoption, by the Board of Directors or the Company’s shareholders, of a plan relating to the liquidation or dissolution of the Company.

“Change of Control Offer” has the meaning set forth in Section 3.01.

“Change of Control Payment” has the meaning set forth in Section 3.01.

“Change of Control Payment Date” has the meaning set forth in Section 3.01.

“Change of Control Triggering Event” means the Notes are rated below Investment Grade by both of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade); provided that a particular downgrade in rating shall not be deemed to have occurred in respect of a particular Change in Control (and thus shall not result in a Change of Control Triggering Event) if any of the Rating Agencies making the downgrade in rating to which this definition would otherwise apply does not announce or publicly confirm or inform the Trustee in writing at its request that the downgrade was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Rating Event). If a Rating Agency is not providing a rating for the Notes at the commencement of any Trigger Period, the Notes will be deemed to have ceased to be called Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Covenant Defeasance” has the meaning set forth in Section 4.03.

“Defeased Covenant” and “Defeased Covenants” have the meanings set forth in Section 4.03.

“DTC” means The Depository Trust Company.

“Existing Notes” means the Company’s 4.00% Senior Notes due fiscal 2029 and 5.00% Senior Notes due fiscal 2032.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Interest Payment Date” has the meaning set forth in Section 2.01(d).

“Interest Period” has the meaning set forth in Section 2.01(d).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Legal Defeasance” has the meaning set forth in Section 4.02.

“Maturity Date” has the meaning set forth in 2.01(c).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to its rating agency business.

“Notes” has the meaning set forth in Section 2.01(a).

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” (as defined in Section 3(a)(62) of the Exchange Act) as a replacement for Moody’s or S&P, or both of them, as the case may be; provided that the Company shall give notice of such appointment to the Trustee.

“Redemption Date”, when used with respect to any Note to be redeemed, means the date fixed for such redemption by or pursuant to this Second Supplemental Indenture.

“Redemption Price”, when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Second Supplemental Indenture.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

ARTICLE II

General Terms and Conditions of the Notes

Section 2.01 Terms of Notes. Pursuant to Sections 2.01 and 2.03 of the Base Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “4.950% Notes due 2029” (the “Notes”) of the Company. The CUSIP number of the Notes is 127055 AN1 and the ISIN of the Notes is US127055AN16.

(b) Form and Denominations. The Notes will be issued only in fully registered form, and the authorized denominations of the Notes shall be $2,000 principal amount and any integral multiple of $1,000 above that amount. The Notes will initially be issued in the form of one or more Global Securities substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same. The Notes will be denominated in U.S. Dollars and payments of principal and interest will be made in U.S. Dollars.

(c) Maturity Date. The principal amount of, and all accrued and unpaid interest (if any) on, the Notes shall be payable in full on August 15, 2029 (the “Maturity Date”).

(d) Interest. Interest payable on any Interest Payment Date (as defined below), the Maturity Date, or if applicable, the Redemption Date shall be the amount, if any, accrued from, and including, the immediately preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the original issue date of August 21, 2026, if no interest has been paid or duly provided for with respect to the Notes) but excluding such Interest Payment Date, Maturity Date or, if applicable, Redemption Date, as the case may be (each, an “Interest Period”). The Notes will bear interest at the rate of 4.950% per year from the original issue date thereof to the Maturity Date. Interest on the Notes shall be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2027 (each such date, an “Interest Payment Date”). The amount of interest payable for any semi-annual Interest Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual Interest Period for which interest is computed will be computed on the basis of the actual number of days elapsed per 30-day month. In the event any Interest Payment Date on or before the Maturity Date falls on a day that is not a Business Day, the interest payment due on that date will be postponed to the next day that is a Business Day and no interest shall accrue as a result of such postponement.

In the event the Maturity Date or a Redemption Date for any Note falls on a day that is not a Business Day, then the related payments of principal, premium, if any, and interest may be made on the next succeeding date that is a Business Day (and no additional interest will accumulate on the amount payable for the period from and after the Maturity Date or a Redemption Date for such Note). Interest due on the Maturity Date or such Redemption Date (in each case, whether or not an Interest Payment Date) will be paid to the Person to whom principal of such Notes is payable.

(e) To Whom Interest is Payable. Interest shall be payable to the Person in whose name the Notes are registered at the close of business on the regular record date for such interest, which shall be February 1 or August 1 (whether or not either is a Business Day), as the case may be, next preceding the Interest Payment Date, or in the event the Notes cease to be held in the form of one or more Global Securities, at the close of business on the date 15 days prior to that Interest Payment Date, whether or not a Business Day.

(f) Sinking Fund; Holder Repurchase Right. The Notes shall not be subject to any sinking fund or analogous provision or be redeemable at the option of the Holders.

(g) Forms. The Notes shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same.

(h) Registrar, Paying Agent and Place of Payment. The Company hereby appoints U.S. Bank Trust Company, National Association as Registrar and Paying Agent with respect to the Notes. The Notes may be surrendered for registration of transfer and for exchange at 100 Wall Street, Suite 600, New York, New York 10005 or at any other office or agency maintained by the Company for such purpose. The place of payment for the Notes shall be the Paying Agent’s office in New York, New York.

ARTICLE III

Change of Control Repurchase Event

Section 3.01 Change of Control Repurchase Events. Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company is required to redeem the Notes in accordance with this Second Supplemental Indenture or the terms of the Notes or the Company has exercised its right to redeem the Notes by giving notice to the Trustee in accordance with this Second Supplemental Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the repurchase date (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant Interest Payment Date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes, or at the Company’s option, prior to any Change of Control but after the first public announcement by the Company of the pending Change of Control if a definitive agreement is in place with respect to the event constituting a Change of Control at the time of mailing (or delivery by electronic transmission in accordance with the applicable procedures of DTC) the Change of Control Offer, the Company shall be required to send, by first class mail (or electronic transmission in accordance with the applicable procedures of DTC), a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed (or delivered by electronic transmission in accordance with the applicable procedures of DTC), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed (or delivered by electronic transmission in accordance with the applicable procedures of DTC) prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

If such notice is delivered prior to the occurrence of a pending Change of Control stating that the Change of Control Offer is conditional on the occurrence of such Change of Control and, if applicable, such notice will state that (a) the Change of Control Payment Date may be delayed, at the Company’s discretion, until such time (including more than 60 days after the date the notice was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied, (b) such purchase may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, and/or (c) such notice may be rescinded at any time in the Company’s discretion in its good faith judgment any or all of such conditions will not be satisfied.

On the Change of Control Payment Date, the Company shall, to the extent lawful:

•	accept or cause a third party to accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company or by a third party of Notes pursuant to the Change of Control Offer have been complied with.

The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.01 by virtue of any such conflict.

ARTICLE IV

Legal Defeasance and Covenant Defeasance

Section 4.01 Company’s Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at its option by or pursuant to a Board Vote, at any time, with respect to the Notes, elect to have either Section 4.02 or 4.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article IV.

Section 4.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 4.01 hereof of the option applicable to this Section 4.02 with respect to the Notes, the Company shall, subject to the satisfaction of the conditions set forth in Section 4.04 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes and the Base Indenture with respect to the Notes on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 4.05 hereof and the other Sections of this Second Supplemental Indenture referred to in clauses (a) and (b) below, to have satisfied all its other obligations under the Notes and the Base Indenture with respect to the Notes (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Second Supplemental Indenture referred to in Section 4.04 hereof;

(b) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(d) this Article IV.

Subject to compliance with this Article IV, the Company may exercise its option under this Section 4.02 notwithstanding the prior exercise of its option under Section 4.03 hereof.

Section 4.03 Covenant Defeasance.

Upon the Company’s exercise under Section 4.01 hereof of the option applicable to this Section 4.03, the Company shall, subject to the satisfaction of the conditions set forth in Section 4.04 hereof, be released from its obligations under the covenants (each, a “Defeased Covenant,” and collectively, the “Defeased Covenants”) contained in sections 4.03, 4.04, 4.05, 4.07 and 5.02 of the Base Indenture, with respect to the outstanding Notes on and after the date the conditions set forth in Section 4.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such Defeased Covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that the Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Defeased Covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such Defeased Covenant or by reason of any reference in any such Defeased Covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 of the Base Indenture, but, except as specified above, the remainder of the Base Indenture and the Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 4.01 hereof of the option applicable to this Section 4.03 hereof, subject to the satisfaction of the conditions set forth in Section 4.04 hereof, Section 6.01(4) of the Base Indenture shall not constitute an Event of Default.

Section 4.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 4.02 or 4.03 hereof with respect to the Notes:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. dollar-denominated Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the date of maturity or redemption thereof, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(A) the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B) since the issue date of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Debt and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which it is bound (other than an Event of Default resulting from borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other indebtedness, and in each case, the grant of any lien securing such borrowing);

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 4.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 4.06 hereof, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 4.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of the Notes and this Second Supplemental Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of the Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 4.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article IV to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or Government Securities held by it as provided in Section 4.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 4.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 4.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

Section 4.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 4.02 or 4.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s obligations under the Base Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 4.02 or 4.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 4.02 or 4.03 hereof, as the case may be; provided that, if the Company makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE V

Miscellaneous

Section 5.01 Relationship to Existing Base Indenture. The Second Supplemental Indenture is a supplemental indenture within the meaning of the Base Indenture. The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified, confirmed and approved and, with respect to the Notes, the Base Indenture, as supplemented and amended by this Second Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

Section 5.02 Modification of the Existing Base Indenture. Except as expressly modified by this Second Supplemental Indenture, the provisions of the Base Indenture shall govern the terms and conditions of the Notes.

Section 5.03 Governing Law. This Second Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 5.04 Counterparts. This Second Supplemental Indenture or any document to be signed in connection therewith may be executed by manual, electronic or facsimile signature in any number of counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. The exchange of copies of this Second Supplemental Indenture and of signature pages by PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to the parties hereto and may be used in lieu of the original instrument for all purposes. Signatures of the parties hereto transmitted by PDF (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) shall be deemed to be their original signatures for all purposes. The words “executed,” “signed,” “signature,” “delivery” and words of like import in or relating to this Second Supplemental Indenture or any document to be signed in connection with this Second Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 5.05 Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture (except for its execution thereof and its certificates of authentication of the Notes).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, and their respective corporate seals, if applicable, to be hereunto affixed and attested, all as of the day and year first written above.

CABOT CORPORATION

By:	/s/ Erica McLaughlin
Name:	Erica McLaughlin
Title:	Executive Vice President and Chief Financial Officer

Attest:	/s/ Colleen Kern

(SEAL)

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Jesse Yuen
Name:	Jesse Yuen
Title:	Vice President

Attest:	/s/ David W. Doucette
David W. Doucette
Vice President

[Signature Page to Second Supplemental Indenture]

ANNEX A

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE OF THE DEPOSITORY. THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE AND IN PART FOR SECURITIES IN DEFINITIVE FORM, MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CABOT CORPORATION

4.950% Notes due 2029

No. _	CUSIP No. 127055 AN1
ISIN No. US127055AN16

$

Cabot Corporation, a corporation duly incorporated and subsisting under the laws of the State of Delaware (herein called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ___________________ MILLION U.S. Dollars (U.S. $______________) on August 15, 2029 and to pay interest thereon from August 21, 2026 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 15 and August 15 in each year, commencing February 15, 2027, at the rate of 4.950% per annum, until the principal hereof is paid or made available for payment.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on the regular record date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such regular record date and may either be paid to the Person in whose name this Note (or one or more predecessor securities) is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes of this series not less than five days prior to such special record date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

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Payment of the principal of (and premium, if any) and interest on this Note shall be made at the office or agency of the Trustee maintained for that purpose in New York, New York, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. In the event that definitive Notes shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Note.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

CABOT CORPORATION

By:
Name:
Title:

[Seal]

By:
Name:
Title:

This is one of the Securities of the series designated therein issued under the within mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

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[Form of Reverse of 2029 Note]

This Note is one of a duly authorized issue of securities of the Company (the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of June 22, 2022 (the “Base Indenture”, which term shall have the meaning assigned to it in such instrument), as supplemented by a Second Supplemental Indenture, dated as of August 21, 2026 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited in aggregate principal amount to $350,000,000. The Company may at any time issue additional securities under the Indenture in unlimited amounts having the same terms as the Notes (except that if such additional securities are not treated as fungible with the Notes for U.S. federal income tax purposes, the additional securities will be assigned a different CUSIP and/or ISIN number or other identification number) so that such additional securities shall be consolidated with the Notes, including for purposes of voting and redemption; provided that no such additional securities may be issued if an Event of Default has occurred and is continuing with respect to the Notes. Any such additional securities shall, together with the outstanding Notes, constitute a single series of debt securities under the Indenture.

Prior to July 15, 2029 (one month prior to the Maturity Date) (the “Par Call Date”), the Notes of this series are subject to redemption, at the option of the Company, in whole or in part, at any time and from time to time, upon not less than 10 nor more than 60 days’ prior notice mailed (or delivered by electronic transmission in accordance with the applicable procedures of DTC) to each Holder of Notes to be redeemed at his address as it appears in the register, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points; less (b) interest accrued to the date of redemption and (2) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

On or after the Par Call Date, the Notes of this series are subject to redemption, at the option of the Company, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the Redemption Date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the procedures of DTC) at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

On and after any Redemption Date, interest will cease to accrue on the Notes called for redemption. Prior to any Redemption Date, the Company shall deposit with the Paying Agent money sufficient to pay the Redemption Price of and accrued interest, if any, on the Notes to be redeemed on such date. If the Company is redeeming less than all of the Notes, the Trustee shall select the Notes to be redeemed by such method as the Trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of a related transaction or event, as the case may be, and any notice of redemption made in connection with a related transaction or event may, at the Company’s discretion, be given prior to the completion or the occurrence thereof. If such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that (a) the redemption date may be delayed, at our discretion, until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by us in our sole discretion), (b) such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date as so delayed, and/or (c) such notice may be rescinded at any time in our discretion if in our good faith judgment any or all of such conditions will not be satisfied. If any such condition precedent has not been satisfied, we shall provide written notice prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the notes shall be rescinded or delayed as provided in such notice.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Note and certain restrictive covenants and Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may be declared due and payable in the manner and with the effect provided in the Base Indenture.

Subject to certain exceptions, the Indenture or the Notes of any series thereunder may be amended or supplemented pursuant to Article Nine of the Base Indenture.

The Holder of this Note may pursue a remedy with respect to the Indenture or this Note only as provided in Section 6.06 of the Base Indenture. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Registrar’s books, upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or the Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes of this series are issuable only in registered form in denominations of $2,000 and any integral multiple of $1,000 thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made to a Holder for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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